Exhibit 10.23

FOURTH AMENDMENT TO LEASE DATED OCTOBER 31, 2007 (“LEASE”) BETWEEN 450 N. BALDWIN PARK ASSOCIATES, LLC (“LESSOR”) AND DECKERS OUTDOOR CORPORATION (“LESSEE”) FOR 3175 MISSION OAKS BOULEVARD, CAMARILLO, CA 93012 (“PREMISES”).

1.              For reference purposes this Fourth Amendment shall be dated September 1, 2011.

2.              Pursuant to the terms of the Lease, Lessee has leased the Premises consisting of 423,106 square feet.  Pursuant to the terms of the First Amendment to Lease dated on or about August 9, 2010, the Second Amendment to Lease dated on or about July 21, 2011, and the Third Amendment to Lease dated on or about August 31, 2011, Lessee has temporarily leased from Lessor on a short-term basis various portions of that certain building known as 3233 E. Mission Oaks Boulevard, Camarillo, CA 93012 (collectively, the “Short Term Temporary Premises”).  Notwithstanding the scheduled expiration dates for the Short Term Temporary Premises, the Lease for the Premises is set to expire on November 30, 2012 as set forth in Paragraph 1.3 of the Lease.

3.              Lessor and Lessee hereby acknowledge and agree that the Term for the Premises as set forth in Paragraph 1.2(a) of the Lease is hereby extended so that the new termination date for the Lease shall become November 30, 2018 (“Revised Lease Extension Term”). Lessor and Lessee further acknowledge and agree that the scheduled expiration dates for the Short Term Temporary Premises remain unmodified by this Fourth Amendment. Effective as of and retroactive to June 1, 2011 (the “Effective Date”), Lessee’s Base Rent during the Revised Lease Extension Term shall be as follows:

June 1, 2011 — November 30, 2015	$xxx,xxx.xx/month NNN
December 1, 2015 — November 30, 2016	$xxx,xxx.xx/month NNN
December 1, 2016 — November 30, 2017	$xxx,xxx.xx/month NNN
December 1, 2017 — November 30, 2018	$xxx,xxx.xx/month NNN

Notwithstanding anything to the contrary contained in this Fourth Amendment and in the Lease, Lessor and Lessee acknowledge that this Fourth Amendment will be executed by Lessor and Lessee after the Effective Date, and that Lessee has paid Base Rent pursuant to Paragraph 52 of the Lease for the months of June, July, August and September 2011 in the total amount of $x,xxx,xxx.xx (the “Existing Lease Base Rent”). Furthermore, Lessor and Lessee acknowledge that the Base Rent for the months of June, July, August and September 2011 under this Fourth Amendment totals $xxx,xxx.xx (the “Revised Lease Base Rent”). The difference between the Existing Lease Base Rent and the Revised Lease Base Rent equals $xxx,xxx.xx (the “Excess Base Rent Payment”). The Excess Base Rent Payment shall be credited, until exhausted, towards the Base Rent due for November 2011 and December 2011 pursuant to the above rent schedule for the Revised Lease Extension Term.

4.              Lessee shall have one (1) five (5) year option (“Option to Renew”) to extend the term of the Lease for the Premises under the same terms and conditions in the Lease, except as set forth herein. The Option Term would be from December 1, 2018 through November 30, 2023. In order to exercise the Option to Renew, Lessee must provide Lessor with no less than six (6) months prior written notice (“Option Notice”). Lessee shall have no right or ability to exercise the Option to Renew if Lessee is in default of the Lease beyond all applicable notice and cure periods either (i) at the time of giving the Option Notice or (ii) at any time during the period between the giving of the Option Notice and the Option to Renew Effective Date (December 1, 2018).

The Base Rent shall be increased during the initial year of the Option Term and each anniversary thereafter, by taking the Base Rent as existing immediately prior thereto and increasing it by a percentage equal to the percentage increase in the CPI (as defined below) from (x) the month which is fifteen (15) months prior to the then existing month to (y) the month which is three (3) months prior to the then existing month; provided, however, that none of such annual increases shall be less than three percent (3%) or greater than six percent (6%) (of the then existing Base Rent).

As used in this Amendment, the “CPI” shall mean the Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Orange County, All Items (1982/1984 = 100) as published by the United State Department of Labor Bureau of Labor Statistics. Should said Bureau discontinue the publication of the CPI, then Lessor shall designate a generally recognized, comparable substitute index, reasonably acceptable to Lessee, to be used as the new CPI in the computation of the increase in Base Rent. If Lessor and Lessee cannot agree on a substitute index, then a substitute index shall, on application by either party, be selected by the senior officer in the closest office of the Bureau of Labor Statistics or successor department or agency.

5.              Lessee shall continue to have the Termination Option as set forth in Paragraph 56 of the Lease.

6.              Lessee shall be provided with a total Tenant Improvement Allowance not to exceed $xxx,xxx.xx (the “Allowance”) for real property improvements to be made in the Premises and/or for real property improvements to be made in the premises located at the adjacent building at 3001 Mission Oaks Boulevard, Camarillo, CA (the “Adjacent Building”)For example, if Lessee completes real property improvements in the Premises for an amount of $xxx,xxx.xx, and completes real property improvements in the Adjacent Building for an amount of $xxx,xxx.xx, Lessee, pursuant to this Lease, shall only be reimbursed by Lessor $xxx,xxx.xx from the TI Allowance, and Lessee shall seek reimbursement for the $xxx,xxx.xx pursuant to the terms of Lessee’s lease for the Adjacent Building. Furthermore, if for example entire Lessee completes real property improvements in the Premises for an amount totaling the Allowance, Lessee shall not have any remaining funds from the Allowance that can be applied towards improvements in the Premises or the Adjacent Building.

In order for Lessee to be reimbursed from the Allowance, Lessee must provide Lessor with (i) copies of paid invoices by Lessee for the real property improvements work completed in the Premises, and (ii) copies of lien releases for said work. Within thirty (30) days after delivery of such items to Lessor, Lessor shall deliver to Lessee each requested reimbursement payment until the full amount of the Allowance has been paid (less any portion of the Allowance paid to Lessee in connection with the Adjacent Building).  In the event Lessor fails to deliver to Lessee any such reimbursement payment within such thirty (30) day period, Lessee may offset such amounts from Rent to be paid to Lessor.

7.              Lessee shall continue to have a Right of First Offer as set forth in the Lease, including Paragraph 59, with the two (2) following modifications:

a)             Currently the Lease provides Lessor with the obligation to provide notice to Lessee if at any time Lessor is interested in leasing vacant space equal to 100,000 square feet or greater at the 3233 Mission Oaks building.

Lessor and Lessee hereby agree that Lessor shall be obligated to provide Lessee with notice no matter the size of the vacant space Lessor is interested in leasing. There will be no minimum size requirement for said notice.

b)             Currently the Lease provides that after Lessor provides Lessee with notice, and if Lessee decides to not lease the space set forth in the notice, if the economic terms agreed to between Lessor and a prospective tenant for the notice space are fifteen percent (15%) or more lower than the economic terms provided to Lessee in the notice, then Lessor has to re-offer the notice space to Lessee based upon the new business terms agreed to between Lessor and the prospective tenant.

Lessor and Lessee hereby agree that the fifteen percent (15%) economic term re-notice threshold shall be changed to a ten percent (10%) economic term re-notice threshold.

8.              The validity of this Fourth Amendment to Lease is contingent on Lessee and the owner for the Adjacent Building (“Mission Oaks Associates, LLC”) fully executing and delivering on or before ten (10) days following the last date set forth in the signature blocks below on which Lessor and Lessee executed this Fourth Amendment, a seventh amendment to the existing ease for the Adjacent Building by and between Lessee and Mission Oaks Associates, LLC in which Lessee extends its existing lease at the Adjacent Building through November 30, 2018.

9.              Concurrently with the execution of this Amendment, Lessor shall provide Lessee with a Non-Disturbance and Subordination agreement from any existing mortgages, ground lessors or other financing entities in a commercially reasonable form which recognizes all of Tenant’s rights under the Lease, including rent abatement, concessions, tenant improvement allowances, offset and self help rights and pursuant to which the encumbrancer agrees to honor all of Lessor’s obligations under the Lease, including to fund the Allowance.

10.       Lessor hereby agrees to use commercially reasonable efforts to perform the following repair and maintenance items at the Premises within sixty (60) days following the date of this Amendment, subject to reimbursement by Lessee if such items are subject to reimbursement under the Lease:

a.              Paint pergolas on west side of building;

b.              Trim/remove trees;

c.               Clear mezzanine drain lines that get clogged;

d.              Replace missing exhaust fan on southwest end of building;

e.               Cover openings at main entrance to prevent birds from nesting; and

f.                Perform preventive maintenance on main power panel

11.       All other terms and conditions of the Lease (inclusive of all prior Amendments) shall remain in full force and effect. To the extent that there are any discrepancies between this Fourth Amendment and the original Lease, the terms of this Fourth Amendment shall prevail.

LESSOR:		LESSEE:

450 N. BALDWIN PARK
ASSOCIATES, LLC		DECKERS OUTDOOR CORPORATION.

By:	/s/ Managing Member	By:	Zohar Ziv

Its:	Managing Member	Its:	COO

Date:	9/29/11	Date:	9/28/11

		By:	Thomas A. George

		Its:	CFO

		Date:	9/28/11